Exhibit 99.1

Contact:

Sylvia Wheeler

Director, Corporate Communications

650-462-5900

DEPOMED ADOPTS SHAREHOLDER RIGHTS PLAN

Menlo Park, CA –April 22, 2005 — Depomed, Inc. (NASDAQ: DEPO) today announced the adoption of a Shareholder Rights Plan to assist its shareholders realize fair value and receive equal treatment in the event of an attempted takeover of the company and to protect the company and its shareholders against coercive takeover tactics.

“Given current market conditions and our strong belief in our growth potential with the anticipated approval and launches of our two lead products, we felt it prudent to implement this shareholder rights plan,” said John W. Fara, Ph.D., chairman, president and chief executive officer of Depomed.  “The plan is intended to deter an attempt to unfairly gain control of the company and assure that the company’s board of directors is able to appropriately consider acquisition proposals in the best interests of our shareholders.”

Under the Plan, Depomed is distributing one preferred stock purchase right for each share of common stock outstanding at the close of business on May 5, 2005.  The company will not issue separate certificates for the rights unless and until they become exercisable.

If a person or group acquires beneficial ownership of 20% or more of the company’s common stock in a transaction with a party not approved in advance by the company’s Board of Directors, each right will entitle its holder, other than the unapproved party, to acquire additional shares of common stock of the company at a price equal to 50% of market value pursuant to the Plan.  In addition, if and after an unapproved party acquires more that 20% of the company’s common stock, if the company or its business is later acquired in a merger or asset sale by the unapproved party or in a transaction in which all shareholders are not treated alike, shareholders with unexercised rights, other than the unapproved party, would be entitled to purchase common stock of the merger party or asset buyer at an exercise price equal to 50% of its market value.

The company’s Board of Directors may redeem the rights for a nominal amount at any time before an event that causes the rights to become exercisable.  The rights will expire on April 21, 2015.

Depomed, Inc.

Depomed, Inc. is a specialty pharmaceutical company utilizing its innovative Gastric Retention (GRTM) system to develop novel oral products and improved, extended release formulations of existing oral drugs.  GR-based products are designed to provide once daily administration and reduced gastrointestinal side effects, improving patient convenience, compliance and pharmacokinetic profiles.  Regulatory applications for once daily GlumetzaTM (Metformin GR) for the treatment of Type II diabetes have been submitted to agencies in the U.S. and Canada. Depomed has been notified that the NDA for Glumetza is approvable.  In addition, an NDA has been submitted to the FDA for once daily ProquinTM (ciprofloxacin HCl extended-release tablets) for the treatment of urinary tract infections. The company is also conducting a Phase II trial with the diuretic Furosemide GR and a Phase II trial with the pain drug Gabapentin GR. Additional information about Depomed may be found at its web site, www.depomedinc.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to those related to our research and development efforts, including pre-clinical and clinical testing; regulation by the FDA and other government agencies; the timing of regulatory applications, approvals and product launches; the impact of competitive products; disputes arising from collaborative arrangements; the protection of patents and other proprietary rights; and other risks detailed in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K.  You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.